                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        CASCADE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                              CASCADE CORPORATION

                            Notice of Annual Meeting
                                  May 13, 1997


To the Shareholders:

    The 1997 Annual Meeting will be held at the Renaissance Room, Governor Hotel, 611 SW 10th Avenue, Portland, Oregon, on Tuesday, May 13, 1997 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

    1.  The election of Directors for the ensuing year.

    2. To consider a proposal to amend Article V of the Articles of Incorporation to provide voting rights to certain preferred shares issued by a subsidiary of the Corporation.

    3. To consider and act upon any other business that may properly come before the meeting.

    Shareholders of record at the close of business on April 4, 1997 will be entitled to vote at the meeting.

    IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                         JAMES P. MILLER
                                         Secretary

Portland, Oregon
April 14, 1997

                                PROXY STATEMENT

    This proxy statement and the accompanying proxy form are being mailed to security holders April 14, 1997.

MATTERS TO BE PRESENTED AT THE MEETING

    The election of Directors and the proposal to amend Article V of the Articles of Incorporation are the only matters the management intends to present at the Annual Meeting of Shareholders. The management is not informed of any matters that may be presented by others.

OUTSTANDING VOTING SECURITIES

    There are outstanding and eligible to vote at the meeting 11,666,704 shares of common stock of the Corporation, each entitled to one vote. As of April 4, 1997, the only persons known to the Corporation to be beneficial owners of more than 5% of the outstanding common stock of the Corporation were ICM Asset Management, Inc. 601 W. Main Ave., Suite 600, Spokane, Washington 99201, 1,194,900 shares, or 10.2% of the total common stock outstanding (sole voting power as to 830,600 shares); The State Teachers Retirement Board of Ohio, 275 East Broad Street, Columbus, Ohio 43215-3771, 595,200 shares, or 5.1% of the total common stock outstanding; and The Robert C. And Nani S. Warren Revocable Trust, c/o 2020 S.W. Fourth Avenue, Suite 600, Portland, Oregon 97201, 1,654,592 shares, or 14.2% of the total common stock outstanding (see table under "Election of Directors").

PROXY SOLICITATION AND REVOCATION

    The solicitation of the enclosed proxy is being made on behalf of the Board of Directors of the Corporation. Regular employees of the Corporation may solicit proxies personally or by telephone or facsimile. In addition, arrangements may be made with brokerage houses and other custodians to send proxies and proxy-soliciting materials to their principals, and the Corporation may reimburse them for their expense in so doing.

    Should any matters requiring a vote of the shareholders other than the election of directors and the proposal to amend Article V of the Articles of Incorporation be properly raised at the meeting, the persons named on the proxy intend to use their best judgment in exercising the discretion given them.

    Anyone who gives a proxy may revoke the proxy at any time before it has been exercised by delivering written notice of the revocation to the Secretary of the Corporation, or may still vote in person.

    The record date for determination of shareholders entitled to vote at the annual meeting was April 4, 1997.

1.  ELECTION OF DIRECTORS


    Each nominee listed below is a candidate for election to the Board of Directors to serve until the 1998 Annual Meeting or until a successor is elected. All nominees except Mr. Harrison and Ms. Wilgenbusch were elected to the Board at the 1996 Annual Meeting. Unless otherwise directed, the accompanying proxy will be voted for the election of the eleven individuals listed below as nominees to the Board of Directors (except that, in the event any nominee is unable to serve, the proxy will be voted for a substituted nominee). Directors are elected by a plurality of the votes cast. Abstentions or broker non-votes will not affect the determination of a plurality. Further information follows with respect to each nominee.



---------------------------------------------------------------------------------------------------------------------
                                                                                           SHARES OF
                                                                                         COMMON STOCK
                                                                                            OF THE
                                                                                          CORPORATION
                                                                                             OWNED      PERCENTAGE OF
                                                                                         BENEFICIALLY    OUTSTANDING
                               DIRECTOR                                                   AS OF APRIL      COMMON
NAME AND AGE                     SINCE                 PRINCIPAL OCCUPATION                 4, 1997         STOCK
---------------------------------------------------------------------------------------------------------------------
Joseph J. Barclay, 64               1972   Chairman of the Corporation since August,        250,214           2.2%
                                             1993; Chief Executive Officer from August,
                                             1993 until May 14, 1996; formerly
                                             President and Chief Executive Officer;
                                             Director, Granite Construction Inc.
Robert C. Warren, Jr., 48           1982   President and Chief Executive Officer of the   1,712,845(1)       14.8%(1)
                                             Corporation since May 14, 1996; President
                                             and Chief Operating Officer since August,
                                             1993; formerly Vice President - Marketing;
                                             Director, Esco Corporation, manufacturers
                                             and distributors of high alloy steel
                                             products
William J. Harrison, 57           --       Executive Vice President of the Corporation       10,000(2)         --
                                             and President and Chief Executive Officer
                                             of Kenhar Corporation, a manufacturer of
                                             forks and related equipment for lift
                                             trucks acquired by a subsidiary of the
                                             Corporation March 11, 1997; General
                                             Chairman and Chief Executive Officer of
                                             Kenhar until its acquisition
Richard C. Hire, 69                 1972   Retired Vice President - Finance and              32,856           0.3%
                                             Secretary of the Corporation
Eric Hoffman, 73                    1980   Chairman, Hoffman Corporation, General             8,000            --
                                             Contractors
C. Calvert Knudsen, 72              1974   Director and retired Chairman, Chief           1,662,791(1)       14.2%(1)
                                             Executive Officer, MacMillan Bloedel,
                                             Ltd.; Director, Safeco Corporation
Nicholas R. Lardy, 51               1993   Senior Fellow, The Brookings Institution, a        2,800            --
                                             policy research institution
Lawrence S. Maunder, 64             1996   Retired, Vice President - Marketing of the         4,396            --
                                             Corporation August, 1993 until August,
                                             1996; formerly Vice President - U.S. Sales
James S. Osterman, 59               1994   President, Outdoor Products Group, Oregon            600            --
                                             Cutting Systems, Division of Blount, Inc.,
                                             a diversified manufacturer

                                                                                           SHARES OF
                                                                                         COMMON STOCK
                                                                                            OF THE
                                                                                          CORPORATION
                                                                                             OWNED      PERCENTAGE OF
                                                                                         BENEFICIALLY    OUTSTANDING
                               DIRECTOR                                                   AS OF APRIL      COMMON
NAME AND AGE                     SINCE                 PRINCIPAL OCCUPATION                 4, 1997         STOCK
---------------------------------------------------------------------------------------------------------------------
Jack B. Schwartz, 60                1995   Partner, Newcomb, Sabin, Schwartz &            1,718,192(1)(3)      14.8%(1)(3)
                                             Landsverk, Attorneys, since 1968;
                                             Assistant Secretary of the Corporation
                                             since 1972; Director, Macheezmo Mouse
                                             Restaurants, Inc.
Nancy Wilgenbusch, 49             --       President, Marylhurst College since 1984;             --            --
                                             Director, Pacificorp, an energy company;
                                             Director, Pacific Telecom, a
                                             telecommunications company; and Director,
                                             Portland Branch of the Federal Reserve
                                             Bank of San Francisco
13 Directors and Officers as a Group                                                      2,122,282         18.20%
---------------------------------------------------------------------------------------------------------------------



(1) Includes 1,654,592, or 14.2% of those outstanding, as to which Mr. Warren has sole voting powers and Messrs. Warren, Knudsen and Schwartz have shared investment powers, as co-Trustees of the Robert C. and Nani S. Warren Revocable Trust. Messrs. Knudsen and Schwartz disclaim beneficial interest in shares owned by the Trust.



(2) Includes 5,000 shares owned by W. J. Harrison Holdings Ltd. ("Holdings") and 5,000 shares owned by Mr. Harrison and his spouse through a corporation. Holdings also controls Couphar Ltd., which in turn owns 1,100,000 preference shares of Cascade (Canada) Holdings Inc., a subsidiary of the Corporation. The Corporation and its subsidiary have agreed to pay amounts equivalent to future dividends declared on Cascade common shares for each of the preference shares owned by Couphar. The preference shares may be exchanged for Cascade Corporation common shares on a share-for-share basis (see additional information under "Other Transactions" at Page 4 and "Proposal to Amend Article V of the Articles of Incorporation" in appendix.)


(3) Includes shared voting and investment powers as to 70,000 shares, or .6% of those outstanding, beneficially owned by a charitable foundation, as to which Mr. Schwartz disclaims beneficial ownership.

    The Board of Directors met eight times during the year. The Board has a standing Audit Committee, consisting of Messrs. Knudsen, Hire and Hoffman, and a standing Compensation Committee consisting of Messrs. Hoffman, Knudsen and until his death February 21, 1997, Robert C. Warren, Sr. The Audit Committee met twice and the Compensation Committee met once during the year. Each Director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served which were held during the year.


    The Audit Committee recommends annually to the Board the engagement of independent certified public accountants; determines their independence; reviews their professional services and the fees charged; and reviews the scope of the audit and matters relating to it. A description of the Compensation Committee's responsibilities is included in the Committee's Report on Executive Compensation on page 5. The Board does not have a standing nominating committee.


DIRECTORS' FEES

    Directors who are not employees of the Corporation received a $12,000 retainer, an attendance fee of $750 for each board meeting and a $500 fee for each committee meeting attended during the year ended January 31, 1997. Fees are unchanged for the year ending January 31, 1998.

OTHER TRANSACTIONS

    During the year ended January 31, 1997, the Corporation awarded Hoffman Corporation a contract for construction of an office addition to its Portland, Oregon, plant. Eric Hoffman, a Director, is chairman and a major shareholder of Hoffman Corporation. The construction contract calls for a guaranteed maximum cost to Cascade of $4,441,000, subject to adjustment in certain circumstances. The Corporation awarded the contract after reviewing competing proposals submitted by various contractors and determining that the Hoffman Corporation proposal was superior to the others. Payments to Hoffman Corporation totaled $1,342,198 during the year.


    In March, 1996, the Corporation agreed to retain Richard C. Hire, retired Vice President - Finance and a Director, to render consulting services for a period of three years. The Corporation will compensate him $25,000 per year, payable after March 1, 1998.

    In May, 1996, the Corporation purchased 120,000 shares of common stock from Mr. Barclay at a price of $16 per share, which approximated the bid price quoted on NASDAQ at time of purchase, or total consideration of $1,920,000.

    Newcomb, Sabin, Schwartz & Landsverk, a firm in which Jack B. Schwartz, a Director, is a partner, renders legal services to the Corporation in the ordinary course of business. During the year ended January 31, 1997, the Corporation paid the firm fees approximating $531,070 for such services and additional services in connection with environmental matters and related litigation.


    On March 11, 1997, the Corporation purchased the outstanding shares of Kenhar Corporation. William J. Harrison, a nominee for election as Director, owns indirectly 86% of the outstanding shares of Couphar Ltd., a Kenhar minority shareholder. Couphar, Ltd. received as its share of the consideration for the purchase 1,100,000 preferred shares of Cascade (Canada) Holdings, Inc. which may be exchanged share-for-share for common stock of the Corporation (see description of the preferred shares under "Proposal to Amend Article V of Articles of Incorporation" in appendix) and approximately $5,471,725 cash. A summary of certain additional provisions of agreements entered into with Mr. Harrison or Couphar Ltd. follows:


         (a) Mr. Harrison will be employed as Executive Vice President and as President and Chief Executive Officer of its Kenhar Corporation subsidiary for a period of three years at an annual base salary of $200,000, and an incentive bonus. The Corporation has also agreed to provide health insurance, pension coverage, and certain other benefits.

         (b) The Corporation has agreed to nominate Mr. Harrison for election as Director at appropriate meetings of shareholders during the three-year period ending March 10, 2000, while he is an employee.


         (c) The Corporation has agreed to provide registration under the Securities Act of 1933 for common shares obtained by Couphar Ltd. through exchange of Cascade (Canada), Inc. preferred shares to the extent such registration is necessary to permit sale of specified, limited amounts of such shares. Additionally, the Corporation has agreed to assist in a registered underwriting of such shares without limitation in the event of Mr. Harrison's death or the termination of his employment.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


    The following table sets forth certain information concerning the compensation of the individuals who served as the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended January 31, 1997.


----------------------------------------------------------------------------------------
                                                   ANNUAL COMPENSATION
                                                 ------------------------
NAME AND                                                      INCENTIVE      ALL OTHER
PRINCIPAL POSITION                      YEAR      SALARY       PAYMENT     COMPENSATION (1)
----------------------------------------------------------------------------------------
Joseph J. Barclay                          1996  $ 216,000   $   379,523     $  13,270
  Chairman, Chief Executive                1995    180,000       456,515        11,820
  Officer until May 14, 1996               1994    180,000       322,147        11,820
Robert C. Warren, Jr.                      1996    156,000       303,618        10,903
  President, Chief Executive               1995    130,000       365,212         9,820
  Officer Beginning May 14, 1996           1994    130,000       257,709         9,820
Gregory S. Anderson                        1996     93,900        91,086         7,411
  Vice President-Human Resources           1995     84,300       106,919         6,744
                                           1994     83,200        77,313         6,634
Terry H. Cathey                            1996    105,600       150,809         8,372
  Vice President-Material Handling         1995     94,200       178,199         7,536
  Operations                               1994     93,000       128,855         7,416
Zouhdi M. Derhalli                         1996    106,800       151,809         8,708
  Vice President-Material Handling         1995     93,000       178,199         7,440
  Product Development                      1994     91,800       128,855         7,320
James P. Miller                            1996    111,246       131,568         5,892
  Executive Vice President                 1995     84,300        89,099         5,884
  Secretary and Treasurer(2)               1994     84,300        64,427         5,817
----------------------------------------------------------------------------------------

(1) The amounts shown are contributions by the Corporation to the Cascade Corporation Savings and Investment Plan, a qualified plan under Section 401(k) of the Internal Revenue Code of 1986, for the benefit of the named executive officers.

(2) Mr. Miller served as Treasurer until June 1, 1996 and as Vice
    President--Finance, Secretary and Treasurer until November 12, 1996.

    In December, 1993, the Corporation and Mr. Barclay entered into an agreement providing for Mr. Barclay's employment by the Corporation through March 31, 1998. Under the agreement, the Corporation will pay Mr. Barclay a minimum annual salary of $180,000 (subject to annual review), annual incentive compensation payments based upon the same formula and percentage participation then in effect, and certain employee benefits and expense reimbursements. Should the Corporation terminate Mr. Barclay's employment prior to March 31, 1998, for reasons other than misconduct, the Corporation is to pay him $31,000 per month until that date or, if earlier, his death or disability.

OPTIONS GRANTED IN 1996


    The following information is furnished for the year ended January 31, 1997 with respect to the named executive officers for stock options which were granted in May 1996 under the 1995 Senior Managers' Incentive Stock Option Plan (the "Stock Option Plan").



--------------------------------------------------------------------------------------------------------------------------------
                                                                                       POTENTIAL
                                                                                   REALIZABLE VALUE
                                                                                      AT ASSUMED
                                NUMBER OF                                           ANNUAL RATES OF    AGGREGATE      VALUE OF
                                SECURITIES   % OF TOTAL                               STOCK PRICE       OPTIONS     UNEXERCISED
                                UNDERLYING    OPTIONS                              APPRECIATION FOR   OUTSTANDING   IN-THE-MONEY
                                 OPTIONS     GRANTED TO   EXERCISE                  OPTION TERM (2)      AS OF       OPTIONS AT
                                GRANTED IN   EMPLOYEES      PRICE     EXPIRATION   -----------------  JANUARY 31,   JANUARY 31,
NAME                               1996       IN 1996     PER SHARE    DATE (1)      5%       10%      1997 (3)       1997 (3)
--------------------------------------------------------------------------------------------------------------------------------
Joseph J. Barclay                 8,100         8.68%      $16.00      5/14/2006   $81,505  $206,549    14,695         $4,874
Robert C. Warren, Jr.             5,318         5.70%       17.60      5/14/2006    58,863   149,169     9,648             --
Gregory S. Anderson               3,563         3.82%       16.00      5/14/2006    35,852    90,856     6,652          2,168
Terry H. Cathey                   3,960         4.24%       16.00      5/14/2006    39,847   100,980     7,412          2,412
Zouhdi M. Derhalli                4,005         4.29%       16.00      5/14/2006    40,300   102,127     7,413          2,429
James P. Miller                   3,938         4.22%       16.00      5/14/2006    39,625   100,419     7,027          2,355
--------------------------------------------------------------------------------------------------------------------------------


(1) Under the terms of the Stock Option Plan, options are granted at fair market value and generally may not be exercised until the employee has completed three years of continuous employment with the Corporation or its subsidiaries from the grant date. Options have a term of ten years and generally terminate on the date of the optionee's termination of employment with the Corporation, or in the event of death or disability, on the first anniversary of the optionee's termination of employment.

(2) Potential Realizable Value calculation assumes appreciation of Cascade Corporation shares at the rate shown beginning on the date of grant through the option expiration date.

(3) No options were exercisable during the year ended January 31, 1997.

RETIREMENT PLANS

    Certain employees of the Corporation will receive retirement benefits under the Cascade Corporation Retirement Plan. Benefits are limited to those accrued through December 31, 1988, and are based upon compensation for the five highest consecutive years of compensation during the 10 years of employment ending December 31, 1988.

    The Corporation also provides a supplemental, unfunded severance benefit to certain Retirement Plan participants. A participant's supplemental benefit will be equal to the difference, if any, between (a) benefits which would have been payable under the Retirement Plan, had benefit accruals continued after December 31, 1988, and (b) the actuarial value of benefits payable under the Retirement Plan and benefits attributable to employer contributions, including earnings, under the Corporation's 401(k) Plan.


    Upon his retirement as Vice President - Marketing, Lawrence S. Maunder, a Director, received lump sum payments of $242,500, representing the actuarially determined value of retirement benefits payable to him under the Cascade Corporation Retirement Plan, and $335,763, representing the actuarial value of his supplemental severance benefit.


    Estimated annual Retirement Plan benefits and estimated lump sum supplemental plan benefits, respectively, payable to named executive officers as of January 31, 1997 are as follows: Mr. Barclay, $68,244 and $816,000; Mr. Warren, Jr., $15,977 (Retirement Plan only); Mr. Cathey $9,816 (Retirement Plan only); and Mr. Derhalli $29,016 and $587,000. Retirement plan estimates assume retirement at age 65. Supplemental plan estimates assume retirement at age 65; compensation for the 10 years prior to retirement equal to compensation for the 10 years ending January 31, 1997; 401(k) plan employer contributions equal to those for the year ended January 31, 1997; and an average rate of return on 401(k) Plan employer contributions balances and future employer contributions equal to the return for the 12-month period ended December 31, 1996.

    Messrs. Warren, Jr., Anderson, Cathey and Miller do not participate in the supplemental plan.

                        COMPENSATION COMMITTEE'S REPORT
                           ON EXECUTIVE COMPENSATION

POLICIES

    The Compensation Committee is responsible for formulating the Corporation's executive compensation policy, subject to approval by the Board of Directors. Robert C. Warren, Sr., who served as a member of the Committee until his death February 21, 1997, was formerly Chairman of the Corporation and served as Chief Executive Officer in the past.

    For the year ended January 31, 1997, all executive officers were paid a base salary and an incentive bonus equal to an assigned percentage of the Corporation's pretax profits computed without deducting incentive compensation and certain extraordinary items. The Board of Directors approved salary and bonus participation levels for the year at its February, 1996 meeting.

    By tying compensation in significant part to profits, the Compensation Committee believes the Corporation has assured a close correlation between executive compensation and corporate performance for the period involved. In the committee's view, the Corporation's fiscal 1996 performance was to a significant degree a reflection of prior years' efforts on the part of its executive team.

    The 1995 Cascade Incentive Stock Option Plan provides an additional compensation element linked to the Corporation's longer-term results and share performance.

COMPANY PERFORMANCE AND CEO COMPENSATION

    Mr. Barclay's base salary and incentive bonus participation were established by an agreement entered into in December, 1993, and summarized under "Executive Compensation" above. Mr. Warren, Jr.'s base salary and incentive bonus participation were established by the Board of Directors at its February, 1996 meeting upon recommendation of the Committee. The Committee believes compensation paid fairly reflects Mr. Barclay's and Mr. Warren, Jr.'s contribution to the Corporation's operating performance and is within the general range of compensation for executives with like responsibilities in the Portland, Oregon, area and in comparable companies and industries.

                                         COMPENSATION COMMITTEE MEMBERS
                                         Eric Hoffman
                                         C. Calvert Kundsen
                                         Robert C. Warren (Deceased February 21,
                                         1997)

                               PERFORMANCE GRAPH

    The following graph compares the annual percentage change in the cumulative shareholder return on the Corporation's Common Stock with the cumulative total return of the NASDAQ Non-Financial Index, and the cumulative total return of an industry group of peer companies in each case assuming investment of $100 on January 31, 1992 and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                CASCADE CORPORATION           PEER GROUP         NASDAQ NON-FINANCIAL
1/92                              $100.00           $100.00                        $100.00
1/93                               105.00            140.00                         106.00
1/94                               105.00            136.00                         123.00
1/95                               124.00            136.00                         114.00
1/96                               143.00            175.00                         161.00
1/97                               181.00            234.00                         209.00

2.  PROPOSAL TO AMEND ARTICLE V OF THE ARTICLES OF INCORPORATION

DESCRIPTION OF AMENDMENT


    The Board of Directors has voted to submit an amendment to Article V of the Articles of Incorporation for shareholder vote. The amendment would permit the Corporation ("Cascade") to issue a single share of Special Voting Stock. The holder of the Special Voting Stock would be entitled to cast votes on matters presented to Cascade shareholders equal in number to the number of exchangeable preference shares ("Exchangeable Shares") of Cascade's subsidiary, Cascade (Canada) Holdings, Inc., outstanding at the applicable record date for determination of shareholders entitled to vote. Votes cast by the holder of the Special Voting Stock would be counted together with votes cast by holders of Cascade common shares as set forth in the text of Article V with the proposed amendment appearing in the appendix.


PURPOSE OF AMENDMENT

    As part of the purchase price paid for its March 11, 1997, acquisition of the outstanding shares of Kenhar Corporation, Cascade issued to Couphar Ltd., a Canadian corporation 86%-owned by William J. Harrison (through W.J. Harrison Holdings Ltd.), 1,100,000 Exchangeable Shares. Mr. Harrison, who founded Kenhar Corporation, has agreed to remain as its President and Chief Executive Officer. He has also been appointed an Executive Vice President of Cascade and is a nominee for election to the Board of Directors (see "Election of Directors" above).

    The 1,100,000 Exchangeable Shares are intended to provide Mr. Harrison, through Couphar Ltd., with an equity interest equivalent to ownership of a like number of Cascade common shares and to accommodate certain Canadian tax planning objectives of Mr. Harrison. Exchangeable Shares may be exchanged share-for-share for Cascade common shares. Holders of Exchangeable Shares are entitled to dividends equivalent to those declared and paid on like numbers of Cascade common shares. Couphar Ltd. has agreed to restrict transfer of Exchangeable Shares to certain members of Mr. Harrison's family.

    Cascade agreed to present the proposed amendment to Article V of the Articles of Incorporation to the shareholders in order to permit Couphar Ltd. to exercise voting rights equivalent to those of 1,100,000 Cascade common shares.

OPERATION OF AMENDMENT

    If the proposed amendment to Article V of the Articles of Incorporation of the Corporation is adopted, Cascade will issue the Special Voting Share to TD Trust Company, a Canadian trust company. Under an agreement with Couphar Ltd. and Cascade, TD Trust Company will own the Special Voting Share as trustee for Couphar Ltd. TD Trust Company will exercise voting rights represented by the Special Voting Share only in accordance with directions received from Couphar Ltd. As Exchangeable Shares are exchanged for Cascade common shares, the number of votes represented by the Special Voting Share will diminish accordingly.

EFFECT OF AMENDMENT

    The proposed amendment to Article V of the Articles of Incorporation would permit the holder of the Special Voting Share to vote the Exchangeable Shares as if they were Cascade common shares. The 1,100,000 Exchangeable Shares, added to the 11,666,704 Cascade common shares presently outstanding, would represent 8.6% of a total of 12,766,704 shares outstanding and entitled to vote on matters presented to the shareholders.

    The trustees of the Robert C. and Nani S. Warren Revocable Trust, holder of 1,664,592 common shares of the Corporation, and Couphar Ltd. have agreed (a) that Trust shares will be voted in favor of any slate of directors presented for a shareholder vote by Cascade management which includes Mr. Harrison and (b) that Couphar Ltd. shares will be voted in favor of any slate of directors presented for a shareholder vote by Cascade management. The agreement terminates March 10, 2000. The Trust presently holds 14.2% of the Cascade common shares outstanding and entitled to vote on matters presented to shareholders. If the proposed amendment to Article V of the Articles of Incorporation is adopted, shares held by the Trust would represent 13% of all shares outstanding and entitled to vote.

REQUIRED VOTE

    Adoption of the proposed amendment to Article V of the Articles of Incorporation requires the affirmative vote of holders of a majority of shares voting on the matter. The trustees of the Robert C. and Nani S. Warren Revocable Trust have agreed with Couphar Ltd. to vote shares held by the Trust in favor of the proposed amendment.

    MANAGEMENT RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Price Waterhouse LLP, an independent certified public accounting firm, has been selected to continue to serve the Corporation in that capacity for the current fiscal year. The Corporation expects representatives of Price Waterhouse to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the next annual meeting must be received by the Corporation no later than January 31, 1998, in order to be included in the proxy materials for such meeting.

ANNUAL REPORT


    The Annual Report of the Corporation is being mailed to the shareholders with the Notice of Annual Meeting and Proxy Statement. The Annual Report is not incorporated in the Proxy Statement by reference, nor is it part of the proxy-soliciting material.


    A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO RECORD OR BENEFICIAL SHAREHOLDERS AS OF THE RECORD DATE. REQUESTS FOR THE FORM 10-K SHOULD BE ADDRESSED THE SECRETARY, CASCADE CORPORATION, 2020 S.W. FOURTH AVENUE, PORTLAND, OREGON 97201, THE EXECUTIVE OFFICES OF THE CORPORATION.

                                    APPENDIX
                  ARTICLE V OF CASCADE CORPORATION ARTICLES OF
                     INCORPORATION WITH PROPOSED AMENDMENT
                      (Portions Added or Changed In Bold)

                                   ARTICLE V

    The total authorized capital stock of the Corporation is 20,200,001 shares, divided into 200,000 shares of Preferred Stock without par value, 1 SHARE OF SPECIAL VOTING STOCK WITHOUT PAR VALUE and 20,000,000 shares of Common Stock of the par value of fifty cents per share.

A. PREFERRED STOCK.

    1. ISSUANCE. The Preferred Stock may be issued from time to time by the Board of Directors in any amounts as Preferred Stock of one or more series, as hereinafter set forth, provided that no more than 200,000 shares of Preferred Stock may be outstanding at any one time. Upon the creation and issuance of any series the designation, description and terms thereof shall be set forth in a verified certificate executed on behalf of the Corporation by its President or a Vice President and its Secretary or an Assistant Secretary and delivered to the Corporation Commissioner of the State of Oregon. The Board of Directors of the Corporation is hereby empowered to cause the Preferred Stock to be issued in series with variations as to (a) the rates of dividend payable thereon; (b) whether shares can be redeemed, and, if so, the redemption price and terms and conditions or redemption; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking funds, if any, for the redemption or purchase of shares; and (e) the terms and conditions, if any, on which shares may be converted to Common Stock of the Corporation, all to the full extent now or hereafter permitted by the laws of the State of Oregon.

    2. RELATIVE RIGHTS AND PREFERENCES. Each share of each series of Preferred Stock shall have the same relative rights and preferences as and be identical in all respects with all other shares of the same series.

    3. VOTING. Each holder of Preferred Stock shall be entitled, upon all matters to be voted upon by the shareholders of the Corporation, to one vote for each share of Preferred Stock standing in his name on the books of the Corporation as of the record date set for such voting. Except where otherwise specifically required by the statutes of the State of Oregon, holders of Preferred Stock shall not vote separately as a class, but shall vote on all matters as a single class with common stock and any other class of capital stock of the Corporation voting with the common stock.

    4.  DIVIDENDS.


        (a) The holder of Preferred Stock of each series shall be entitled to receive cumulative preferential dividends in cash at the per annum rate determined for such series, and not more, payable as provided in the resolutions of the Board of Directors authorizing the issue of each such series. Such dividends shall be paid, out of the funds of the Corporation legally available therefore, when and as declared by the Board of Directors.


        (b) So long as any of the Preferred Stock remains outstanding, unless all dividends on the Preferred Stock for all past dividend periods shall have been paid, no dividend shall be paid or declared, nor shall any other distribution be made, on the Common Stock, other than a dividend payable in Common Stock, nor shall any shares of the Common Stock be redeemed or purchased by the Corporation, nor shall the Corporation redeem or purchase any Preferred Stock or credit any sum of money, through a sinking fund or otherwise, for the redemption or purchase of Preferred Stock.

        (c) In case the stated dividends on all shares of Preferred Stock are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends, including accumulations thereof, if any, in proportion to the sums that would be payable on such series if all dividends thereon were declared and paid in full.

B. SPECIAL VOTING STOCK.

    1. ISSUANCE. The Board of Directors shall issue the share of Special Voting Stock only in accordance with the Share Purchase Agreement dated March 11, 1997, and further contemporaneous agreements (the Share

Purchase Agreement) under which Cascade (Canada) Holdings, Inc., a subsidiary of the Corporation, agreed to acquire all outstanding shares of the capital stock of Kenhar Corporation and to issue its Exchangeable Shares in partial consideration. At such time as there are no Exchangeable Shares of Cascade (Canada) Holdings, Inc. outstanding other than those owned by (i) the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control with the Corporation or (ii) persons other than those permitted to own such shares under the Share Purchase Agreement, the Special Voting Stock shall be canceled.

    2. VOTING. The share of Special Voting Stock shall entitle the holder thereof permitted to own such shares pursuant to the Share Purchase Agreement to the number of votes, on all matters to be voted on by the holders of common stock of the Corporation, equal to the number of Exchangeable Shares of Cascade (Canada) Holdings, Inc. owned of record by persons permitted to own such shares under the Share Purchase Agreement as of the record date for determination of eligibility to vote on the matter, which shall be the same record date as that used to determine holders of common shares eligible to vote. Unless otherwise required by law or these Articles of Incorporation, Common Stock and the share of Special Voting Stock shall vote together as a single class on all matters presented to the shareholders.

    3. DIVIDENDS. No dividends shall be declared on the share of Special Voting Stock.

    4. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the share of Special Voting Stock shall have no right to receive any distribution of assets of the Corporation.

C. COMMON STOCK.

    1.  DIVIDENDS.

        (a) After all dividends on the Preferred Stock for all past dividend periods shall have been paid and any and all amounts then or theretofore required to be set aside or applied in respect of any sinking fund requirements with respect to Preferred Stock, such dividends payable in cash, stock or otherwise as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of the surplus or net profits of the Corporation available for the payment of dividends.

        (b) The Preferred Stock shall not be entitled to participate in any such dividends whether payable in cash, stock or otherwise.

    2. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, if payment shall have been made in full to the holders of the Preferred Stock then outstanding in the amounts to which such holders are entitled upon such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be distributed among the holders of Common Stock according to their respective rights and preferences and pro rata in accordance with their respective holding.

    3. VOTING RIGHTS. Each holder of Common Stock shall be entitled to, upon all matters to be voted upon by the shareholders of the Corporation, one vote for each share of such stock standing in his name on the books of the Corporation as of the record date set for such voting.

D. PRE-EMPTIVE RIGHTS.

    No holder of stock of the Corporation of any class shall have any pre-emptive right whatsoever to subscribe to or otherwise acquire any shares of any class of stock of the Corporation, whether now or thereafter authorized and whether unissued and held in the treasury of the Corporation, or to any obligations convertible into stock of the Corporation issued or sold, regardless of whether the issue or sale of any such shares or obligations will adversely affect such stockholder's proportionate voting power.

                                 CASCADE CORPORATION
                PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 13, 1997
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J.J. Barclay, R.C. Warren, Jr. and J.P. Miller as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote, as designated hereon, all the shares of common stock of Cascade Corporation held of record by the undersigned on April 4, 1997, at the Annual Meeting of Shareholders to be held at the Governor Hotel, 611 S.W. Tenth Avenue, Portland, Oregon 97205, on May 13, 1997, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the eleven nominees for election as directors and FOR the proposal to amend Article V of the Articles of Incorporation.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE PROPOSAL TO AMEND ARTICLE V OF THE ARTICLES OF INCORPORATION.


         (Continued, and to be marked, dated and signed, on the other side.)



                                FOLD AND DETACH HERE

The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted FOR all of the proposals.

Please mark your votes
as indicated in this example  /x/

--------------------------------------------------------------------------------

Item 1: Election of 11 Directors

FOR all              WITHHELD
nominees           ALL NOMINEES

  / /                  / /

For, except vote withheld from the following nominee(s):

______________________________________________________________

NOMINEES: J.J. Barclay, R.C. Hire, W.J. Harrison, Eric Hoffman, C.C. Knudsen, N.R. Lardy, L.S. Maunder, J.S.Osterman, J.B. Schwartz, R.C. Warren, Jr. and Nancy Wilgenbusch.

2. Proposal to Amend Article V of Articles of Incorporation

FOR          AGAINST       ABSTAIN
/ /            / /           / /

--------------------------------------------------------------------------------


Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

Date     , ______________1997

_______________________________________________________________________________
                                      Signature

_______________________________________________________________________________
                                      Signature




                                 FOLD AND DETACH HERE